Exhibit 99.1

For Immediate Release	Symbol: POT
April 28, 2011
Listed: TSX, NYSE
PotashCorp Reports Record First-Quarter Earnings on Stronger Prices and Volumes
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported record first-quarter earnings of $0.84 per share1 ($732 million), 71 percent above the $0.49 per share ($444 million) earned in the same period last year. Strong demand and improved prices for all three nutrients resulted in record first-quarter gross margin of $1.1 billion, significantly above the $729 million earned in last year’s first quarter. Earnings before finance costs, income taxes and depreciation and amortization (EBITDA)2 of $1.1 billion and cash flow prior to working capital changes2 of $899 million substantially exceeded the first-quarter 2010 totals of $776 million and $633 million, respectively.
Fueled by strong fertilizer market conditions, our strategic offshore investments in Arab Potash Company Ltd. (APC) in Jordan and Sociedad Química y Minera de Chile S.A. (SQM) in Chile added $51 million to operating income in the quarter, nearly double the $26 million contribution for the same period last year. The market value of our investments in these publicly traded companies, together with our positions in Israel Chemicals Ltd. (ICL) in Israel and Sinofert Holdings Limited (Sinofert) in China, was $10.3 billion as of market close on April 27, 2011, equating to approximately $12 per PotashCorp share.
“Tight global grain inventories, strong crop returns and the need to address nutrient deficiencies are powerful motivators for the world’s farmers, and the impact was evident in our record first-quarter results,” said PotashCorp President and Chief Executive Officer Bill Doyle. “Robust demand for all three nutrients demonstrated a global push to improve crop yields and reflected the importance of fertilizer to food production. This is especially true of potash and, as higher prices for our core nutrient continued to take hold, we began to demonstrate the earnings potential of our company.”
Market Conditions
Prices for many key crop commodities increased during the quarter, fueled by declining inventories and growing concern that farmers will be challenged to keep pace with rising demand. However, higher prices did little to temper demand for crops used for food, fiber, fuel and animal feed which kept global grain inventories at extremely low levels.
Global potash demand approached record territory during the quarter as all major potash-consuming markets actively moved to fill immediate needs. Strong demand — particularly from Latin America and Asian countries outside of China and India — helped raise offshore shipments from North American producers to a record 3.0 million tonnes, surpassing the previous mark achieved in the second quarter of 2007 and 28 percent above the first quarter of 2010. Domestic shipments from North American producers remained robust at 2.4 million tonnes in the first quarter, even on the heels of strong demand in fourth-quarter 2010. Although the first-quarter total was below the 3.0 million tonnes shipped in the same period last year — when dealers first began to address the limited movement of 2009 — it reflected continued demand strength in North America. Rising global demand reportedly left many potash producers sold out for the second quarter, even with India’s contracted shipments completed at the end of March. With global supply capabilities being tested and North American producer inventory levels falling well below the previous five-year average, realized and announced prices moved higher in nearly all markets.
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 — 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

Solid phosphate fertilizer markets were supported by strong domestic demand ahead of the key planting season, with first-quarter shipments from US producers to North American customers increasing 13 percent from the same period last year. Offshore shipments declined 17 percent as customers slowed their purchasing ahead of the settlement of new supply contracts with India, the world’s largest phosphate importer. The continuation of strong demand — along with rising costs for key inputs (including phosphate rock, sulfur and ammonia) and production curtailments in North Africa due to political unrest — pushed prices significantly higher compared to first-quarter 2010.
In nitrogen, healthy demand for ammonia continued, with US domestic shipments at similar levels to the first quarter of 2010. With strong global agricultural demand, improved industrial demand and higher natural gas prices in key European producing regions, including the Ukraine, prices for all nitrogen products rose significantly. Urea experienced some softness on rising supply availability, but demand and pricing began to firm by the end of the quarter. Competitive US gas prices continue to support healthy margins for domestic producers.
Potash
Higher prices and sales volumes elevated potash gross margin to a first-quarter record of $743 million, 40 percent above the previous quarterly record of $530 million generated in the same period last year.
Strong demand resulted in record first-quarter sales volumes of 2.8 million tonnes — the second-highest quarterly total in our history and 13 percent above the 2.5 million tonnes sold in the same period last year. Offshore volumes rose 42 percent to 1.7 million tonnes on the strength of record sales by Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers. Key spot markets purchased aggressively, with the majority of Canpotex shipments sent to Latin America (27 percent) and Asian countries other than China and India (45 percent), while China (16 percent) began purchasing on a six-month pricing agreement and India (7 percent) completed shipments under its previous annual contract. North American sales volumes of 1.1 million tonnes represented our third-highest quarterly total, trailing the record first quarter of 2010 when the depleted supply chain absorbed 1.3 million tonnes.
Our first-quarter average realized price of $366 per tonne was $45 per tonne higher than in the same period last year, as realizations began to reflect the shipment of tonnage booked at higher prices. By the end of the quarter, North American realized prices included both the September and October 2010 price increases, while offshore spot-market realizations reflected previously announced increases.
Strong sales pulled inventories down significantly despite near-record quarterly production, as our potash facilities operated near their full capabilities during the quarter with no shutdown weeks, compared to the 13 weeks taken in the first quarter of 2010. Higher operating rates had a favorable impact on our per-tonne cost of goods sold, but the benefits were partially offset by the translation of Canadian-dollar production costs to a weaker US dollar and higher depreciation expense.
Phosphate
Robust agricultural fundamentals helped push up prices for all phosphate products and raised gross margin for the first quarter of 2011 to $150 million, more than double the $64 million earned in the same period last year. Liquid and solid fertilizers generated $50 million and $48 million in gross margin, respectively, while industrial ($26 million) and feed phosphate ($22 million) products also made significant contributions.
Total phosphate sales volumes of 0.9 million tonnes were relatively flat on a quarter-over-quarter basis. Sales of liquid fertilizer products increased 41 percent over the same period last year as we allocated more production to capitalize on the higher-margin opportunity in this product line. This limited sales of solid, feed and industrial products for the quarter.
Our average realized phosphate price climbed to $559 per tonne, up 33 percent over the first quarter of 2010. The largest price increases were evident in liquid and solid fertilizers, which rose 49 percent and 44 percent, respectively, from last year’s first quarter on strong agricultural fundamentals and higher production costs. Prices for feed products — up 23 percent from first-quarter 2010 — increased less rapidly than fertilizer prices as a result of challenging livestock feed economics, while industrial prices rose 21 percent, as these products include certain longer-term contracts that lag current market conditions.
Although higher operating levels had a favorable impact on our per-tonne fixed costs for phosphate products compared to the same period last year, this was more than offset by significantly higher sulfur and ammonia input costs.
Nitrogen
Supported by a strong pricing environment, our nitrogen gross margin climbed to a first-quarter record of $203 million. This was 50 percent higher than the $135 million generated in the same quarter of 2010 and represented the third-highest quarterly total in company history. Our Trinidad operation contributed $118 million in gross margin, while our US operations delivered $85 million.
First-quarter nitrogen sales volumes totaled 1.3 million tonnes, relatively flat compared to the same quarter last year. Ammonia sales rose 20 percent as a greater percentage of our production was allocated to this higher-margin product to meet strong industrial and agricultural demand, limiting production of downstream products.
Our first-quarter average realized nitrogen price was $368 per tonne, 32 percent higher than in the same period of 2010. Ammonia prices rose 38 percent, while urea was up 19 percent and other nitrogen products 26 percent.
The total average natural gas cost for first-quarter 2011, including our hedge position, was $5.84 per MMBtu, an increase of 19 percent over the same period last year. The majority of the increase was the result of higher Trinidad gas costs, which are primarily indexed to the Tampa ammonia price and reflected the sharp rise in this benchmark.
Financial
Our quarterly results are now being prepared based on International Financial Reporting Standards (IFRS). The new policies have been consistently applied to all of the periods presented in this news release and all prior period information has been restated or reclassified for comparative purposes unless otherwise noted. Further details on the transition to IFRS are provided in the notes to our unaudited interim condensed consolidated financial statements as well as in our Annual Report on Form 10-K for the year ended December 31, 2010.
Following the three-for-one stock split announcement in January 2011, our common shares began trading on a post-split basis on the Toronto and New York stock exchanges in February.
Higher earnings raised first-quarter income tax expense to $243 million, up from $191 million in the same quarter of 2010. Selling and administrative expenses for the quarter increased year-over-year, from $60 million to $75 million, primarily due to higher compensation expense accruals driven by a higher common share price.

Potash expansion projects at our Allan, Cory, Rocanville and New Brunswick facilities continued throughout the first quarter, and accounted for the majority of our $441 million in capital expenditures on property, plant and equipment.
Outlook
With rising demand putting pressure on global supplies of a wide range of crop commodities, we believe the need for high-yield agriculture around the world has never been greater. Higher crop prices reflect tight supply/demand fundamentals, providing farmers with significant economic opportunities and motivating them to improve soil fertility to maximize production. We believe this is a global opportunity that holds true for corn farmers in the US, produce growers in China, soybean producers in Brazil, and others.
While record or near-record prices for many crops — including $7-per-bushel corn and $14-per-bushel soybeans — are creating headlines, farmers are recognizing a business opportunity that extends beyond short-term price movements. Even at crop prices well below current levels, farmers see the opportunity to generate a significant return on their investment. This is shifting their emphasis towards maximizing yields to capitalize on the economic opportunity — and that is best achieved by improving fertilization application practices to replenish nutrients in the soil and protect its fertility for future crops. We believe that the growth in demand for food and fertilizers is supportive for our business in the current environment, and are confident that these powerful trends will lead to even greater opportunities in the years ahead, especially in potash.
Rising demand from fertilizer buyers around the world is putting pressure on the global potash industry’s supply capabilities and creating an environment of rising prices. These conditions continue to provide a powerful earnings opportunity for PotashCorp because of our unmatched ability to expand our operational capability and increase production over the next five years to meet this growing demand. Since 2003 and continuing through the darkest days of the global recession, we have been investing in new operational capability to prepare for the situation that we believe is unfolding.
We recently completed construction of the first portion of a two-phase expansion at our Cory facility and are ramping up its new production. We expect to complete major projects at New Brunswick and Allan in 2012 and at Rocanville, our largest project, by 2014, with new production from all our expansion projects ramped up by 2015. Cumulatively, these projects are expected to raise our operational capability to an estimated 17.1 million tonnes annually, an increase of more than 50 percent from 2011 levels. Our additional tonnes represent the largest percentage of new potash capacity expected to become available worldwide over the next several years, and, we believe, will be well timed to meet the rise in global demand.
The fundamental demand drivers that supported our decision to invest in our potash expansion program continue today. We believe the rising need for potash is not a product of short-term surges or inventory restocking following the deferrals of 2009, but a response to the increasing crop nutrient requirements necessary to feed a growing world. Based on current conditions, we continue to anticipate 2011 global potash demand of 55-60 million tonnes.
In North America, strong spring demand has PotashCorp fully committed through the end of May, with sales at $515 per short ton (FOB) to Midwest warehouses — a price that has yet to reflect the $45 per short ton increase announced in February. Despite adverse weather impacting the early progress of spring plantings and large volumes shipped during the past two quarters, we anticipate that high application rates will support robust second-quarter demand. We expect supportive crop economics will also lead to strong second-half demand.

Potash demand in Latin America is projected to reach a record of approximately 10 million tonnes due to strong crop economics and limited distributor inventory entering the year. Second-quarter shipments are likely to be at more seasonal levels as distributors work to move record first-quarter shipments to customers, and are expected to reflect a recently realized increase in the Canpotex delivered price to Brazil to $520 per tonne.
Rising demand from growers in Asian countries outside of China and India — many striving to address the significant potash requirements of crops such as oil palm and sugarcane to capitalize on attractive economics — is expected to account for the largest share of Canpotex sales in the second quarter. Demand in this region is now forecast to reach 7.3 million tonnes in 2011, supporting higher prices — including a $50 per tonne increase on new business announced by Canpotex in April.
China, which now purchases through six-month contracts, is expected to receive shipments under first-half agreements, although continued pressure on its domestic food supply and reduced potash inventories are expected to support higher second-half volume commitments. We anticipate 2011 potash (KCl) consumption could approach 11 million tonnes, including imports of approximately 7 million tonnes.
With strong demand in all other markets, Canpotex is expected to have limited product available to ship to India in the second quarter, even if new supply contracts are settled. With low inventory levels and significant agronomic need, we believe India’s requirements remain high. We anticipate strong pressure from fertilizer distributors and farmers to ensure potash is available for their coming planting season.
Given global conditions, we now estimate our 2011 potash segment gross margin will be between $2.7 billion and $2.9 billion and total shipments within the range of 9.6-10.0 million tonnes.
In phosphate, the recent settlement of key supply contracts with India is expected to support healthy export demand through 2011. With strong agricultural demand and higher phosphate rock and phosphoric acid prices, markets for processed phosphate products are likely to remain strong throughout 2011, although rising ammonia and sulfur prices may limit upside margin potential. Sales volumes and prices for nitrogen products should also remain relatively strong, based on continuing agricultural strength and improved industrial demand. We forecast combined 2011 gross margin for our phosphate and nitrogen segments to be in the range of $1.1 billion to $1.3 billion.
We now estimate selling and administration expenses will be slightly higher than 2010 levels and finance costs for 2011 to approximate $150-$160 million.
PotashCorp expects second-quarter net income to be in the range of $0.70 to $0.90 per share, with full-year earnings in the range of $3.00 to $3.40 per share.
Conclusion
“By operating with a long-term view, we have positioned our company to capitalize on the opportunities that are unfolding today,” said Doyle. “As global food producers tackle the challenge of feeding a growing population, PotashCorp is prepared to play an important role in meeting the rising demand for fertilizer, especially potash. We look forward to meeting the increasing needs of our customers and creating new opportunities to deliver long-term growth for our investors.”

Notes
1. All references to per-share amounts pertain to diluted net income per share.
2. See reconciliation and description of non-IFRS financial measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise by capacity producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in each of nitrogen and phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid. PotashCorp’s common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange.
For further information please contact:

Investors	Media

Denita Stann	Bill Johnson
Vice President, Investor and Public Relations	Senior Director, Public Affairs
Phone: (306) 933-8521	Phone: (306) 933-8849
Fax: (306) 933-8844	Fax: (306) 933-8844
Email: ir@potashcorp.com	Email: pr@potashcorp.com
Web Site: www.potashcorp.com
This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements are based on certain factors and assumptions, including with respect to: foreign exchange rates; expected growth, results of operations, performance, business prospects and opportunities; and effective tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; the recent global financial crisis and conditions and changes in credit markets; the results of sales contract negotiations with major markets; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns; changes in, and the effects of, government policies and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2010 under the captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in our other filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
PotashCorp will host a Conference Call on Thursday, April 28, 2011 at 1:00 pm Eastern Time.

Telephone Conference:	Dial-in numbers:
	- From Canada and the US:	1-877-881-1303
	- From Elsewhere:	1-412-902-6510

Live Webcast:	Visit www.potashcorp.com
- Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	March 31,	December 31,
	2011	2010

Assets
Current assets
Cash and cash equivalents	$473	$412
Receivables	1,256	1,059
Inventories	597	570
Prepaid expenses and other current assets	55	54

	2,381	2,095

Non-current assets
Property, plant and equipment	8,494	8,141
Investments in equity-accounted investees	1,100	1,051
Available-for-sale investments	3,571	3,842
Other assets	305	303
Intangible assets	114	115

Total Assets	$15,965	$15,547

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$1,694	$1,871
Payables and accrued charges	1,261	1,198
Current portion of derivative instrument liabilities	61	75

	3,016	3,144

Non-current liabilities
Long-term debt	3,707	3,707
Derivative instrument liabilities	175	204
Deferred income tax liabilities	799	737
Accrued pension and other post-retirement benefits	474	468
Asset retirement obligations and accrued environmental costs	488	455
Other non-current liabilities and deferred credits	126	147

Total Liabilities	8,785	8,862

Shareholders’ Equity
Share capital	1,449	1,431
Unlimited authorization of common shares without par value; issued and outstanding 854,762,383 and 853,122,693 at March 31, 2011 and December 31, 2010, respectively
Contributed surplus	359	308
Accumulated other comprehensive income	2,148	2,394
Retained earnings	3,224	2,552

Total Shareholders’ Equity	7,180	6,685

Total Liabilities and Shareholders’ Equity	$15,965	$15,547

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Income
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended
	March 31
	2011	2010

Sales (Note 2)	$2,204	$1,714
Freight, transportation and distribution	(149)	(155)
Cost of goods sold	(959)	(830)

Gross Margin	1,096	729
Selling and administrative	(75)	(60)
Provincial mining and other taxes	(34)	(23)
Foreign exchange loss	(8)	(8)
Share of earnings of equity-accounted investees	51	26
Other (expenses) income	(5)	2

Operating Income	1,025	666
Finance Costs (Note 3)	(50)	(31)

Income Before Income Taxes	975	635
Income Taxes (Note 4)	(243)	(191)

Net Income	$732	$444

Net Income per Share (Note 5)
Basic	$0.86	$0.50
Diluted	$0.84	$0.49

Dividends per Share	$0.07	$0.03

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Comprehensive Income
(in millions of US dollars)
(unaudited)

	Three Months Ended
	March 31
(Net of related income taxes)	2011	2010

Net Income	$732	$444

Other comprehensive (loss) income
Net (decrease) increase in unrealized gains on available-for-sale investments (1)	(271)	126
Net gains (losses) on derivatives designated as cash flow hedges (2)	13	(53)
Reclassification to income of net losses on cash flow hedges (3)	14	9
Other	(2)	(1)

Other Comprehensive (Loss) Income	(246)	81

Comprehensive Income	$486	$525

(1)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited.

(2)	Cash flow hedges are comprised of natural gas derivative instruments, and are net of income taxes of $8 (2010 — $(32)).

(3)	Net of income taxes of $8 (2010 — $6).
(See Notes to the Condensed Consolidated Financial Statements)
Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statement of Changes in Equity
(in millions of US dollars)
(unaudited)

			Accumulated Other Comprehensive Income
			Unrealized	Net unrealized		Total
			gains on	losses on		Accumulated
			available-	derivatives		Other
	Share	Contributed	for-sale	designated as		Comprehensive	Retained	Total
	Capital	Surplus	investments	cash flow hedges	Other	Income	Earnings	Equity

Balance — January 1, 2011	$1,431	$308	$2,563	$(177)	$8	$2,394	$2,552	$6,685
Net income	—	—	—	—	—	—	732	732
Other comprehensive (loss) income	—	—	(271)	27	(2)	(246)	—	(246)
Effect of share-based compensation	—	51	—	—	—	—	—	51
Dividends declared	—	—	—	—	—	—	(60)	(60)
Issuance of common shares	18	—	—	—	—	—	—	18

Balance — March 31, 2011	$1,449	$359	$2,292	$(150)	$6	$2,148	$3,224	$7,180

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended
	March 31
	2011	2010

Operating Activities
Net income	$732	$444

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	124	110
Share-based compensation	14	15
Excess tax benefit related to share-based compensation	12	7
Provision for deferred income tax	75	58
Undistributed earnings of equity-accounted investees	(51)	(26)
Other	(7)	25

Subtotal of adjustments	167	189

Changes in non-cash operating working capital
Receivables	(213)	94
Inventories	(27)	42
Prepaid expenses and other current assets	—	6
Payables and accrued charges	31	36

Subtotal of changes in non-cash operating working capital	(209)	178

Cash provided by operating activities	690	811

Investing Activities
Additions to property, plant and equipment	(441)	(457)
Purchase of long-term investments	—	(422)
Other assets and intangible assets	—	(34)

Cash used in investing activities	(441)	(913)

Cash before financing activities	249	(102)

Financing Activities
Proceeds from long-term debt obligations	—	400
Repayment of long-term debt obligations	—	(150)
Repayments of short-term debt obligations	(253)	(215)
Dividends	(28)	(29)
Issuance of common shares	18	10

Cash (used in) provided by financing activities	(263)	16

Decrease in Cash Position	(14)	(86)
Cash Position, Beginning of Period	412	385

Cash Position, End of Period	$398	$299

Cash position comprised of:
Cash	$82	$51
Short-term investments	391	248

Cash and cash equivalents	473	299
Bank overdraft (included in short-term debt)	(75)	—

	$398	$299

Supplemental cash flow disclosure
Interest paid	$41	$42
Income taxes paid	$175	$22

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2011
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.  Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company.
The company previously prepared its financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) as set out in the Handbook of the Canadian Institute of Chartered Accountants (“CICA Handbook”). The company adopted International Financial Reporting Standards (“IFRS”), which were incorporated into the CICA Handbook, on January 1, 2011 with effect from January 1, 2010. Accordingly, these unaudited interim condensed consolidated financial statements are based on IFRS, as issued by the International Accounting Standards Board (“IASB”). In these unaudited interim condensed consolidated financial statements, the term “Canadian GAAP” refers to Canadian GAAP before the company’s adoption of IFRS.
These unaudited interim condensed consolidated financial statements include the accounts of PCS and its wholly owned subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34, “Interim Financial Reporting”, and will include additional information under IFRS 1, “First-time Adoption of International Financial Reporting Standards”, in its Quarterly Report on Form 10-Q in May 2011.
These unaudited interim condensed consolidated financial statements should be read in conjunction with the following sources:
•	2010 annual consolidated financial statements, for additional annual disclosures presented under Canadian GAAP;

•	2010 annual Management’s Discussion and Analysis, for a more detailed description of significant differences in the company’s IFRS and Canadian GAAP policies; and

•	Note 6 to these unaudited interim condensed consolidated financial statements, for the transition impact between IFRS and Canadian GAAP.
In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to fairly present such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
2.  Segment Information
The company has three reportable operating segments: potash, phosphate and nitrogen. These operating segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended March 31, 2011

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$1,109	$549	$546	$—	$2,204
Freight, transportation and distribution	(83)	(43)	(23)	—	(149)
Net sales — third party	1,026	506	523	—
Cost of goods sold	(283)	(356)	(320)	—	(959)
Gross margin	743	150	203	—	1,096
Depreciation and amortization	(42)	(47)	(33)	(2)	(124)
Inter-segment sales	—	—	38	—	—

	Three Months Ended March 31, 2010

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$892	$401	$421	$—	$1,714
Freight, transportation and distribution	(96)	(35)	(24)	—	(155)
Net sales — third party	796	366	397	—
Cost of goods sold	(266)	(302)	(262)	—	(830)
Gross margin	530	64	135	—	729
Depreciation and amortization	(30)	(48)	(30)	(2)	(110)
Inter-segment sales	—	—	26	—	—

	Three Months Ended June 30, 2010

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$641	$364	$432	$—	$1,437
Freight, transportation and distribution	(51)	(28)	(20)	—	(99)
Net sales — third party	590	336	412	—
Cost of goods sold	(179)	(287)	(287)	—	(753)
Gross margin	411	49	125	—	585
Depreciation and amortization	(29)	(48)	(30)	(2)	(109)
Inter-segment sales	—	—	28	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2011
(in millions of US dollars except share and per-share amounts)
(unaudited)

	Three Months Ended September 30, 2010

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$637	$536	$402	$—	$1,575
Freight, transportation and distribution	(55)	(44)	(20)	—	(119)
Net sales — third party	582	492	382	—
Cost of goods sold	(243)	(396)	(267)	—	(906)
Gross margin	339	96	115	—	550
Depreciation and amortization	(28)	(49)	(27)	(2)	(106)
Inter-segment sales	—	—	28	—	—

	Three Months Ended December 31, 2010

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$830	$521	$462	$—	$1,813
Freight, transportation and distribution	(56)	(37)	(22)	—	(115)
Net sales — third party	774	484	440	—
Cost of goods sold	(238)	(347)	(287)	—	(872)
Gross margin	536	137	153	—	826
Depreciation and amortization	(38)	(52)	(32)	(2)	(124)
Inter-segment sales	—	—	38	—	—
3.  Finance Costs

	Three Months Ended
	March 31
	2011	2010

Interest expense on debt
Short-term	$(5)	$(1)
Long-term	(64)	(54)
Unwinding of discount on asset retirement obligations	(4)	(3)
Borrowing costs capitalized to property, plant and equipment	19	18
Interest income	4	9

	$(50)	$(31)

4.  Income Taxes
A separate estimated average annual effective tax rate is determined for each taxing jurisdiction and applied individually to the interim period pre-tax income of each jurisdiction.
For the three months ended March 31, 2011, the company’s income tax expense was $243. This compared to an expense of $191 for the same period last year. The actual effective tax rate including discrete items for the three months ended March 31, 2011 was 25 percent compared to 30 percent for the first three months of 2010. Total discrete tax adjustments that impacted the rate in the first quarter resulted in an income tax recovery of $23 compared to an income tax expense of $11 in the same period last year.
Significant items recorded included the following:
•	In first-quarter 2011, a current tax recovery of $21 for previously paid withholding taxes.

•	In first-quarter 2010, a current tax expense of $18 to adjust the 2009 income tax provision to the income tax return filed that quarter.

•	In first-quarter 2010, a current tax recovery of $10 for an anticipated refund of taxes paid related to forward exchange contracts.
5.  Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended March 31, 2011 of 854,033,000 (2010 — 888,357,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. For performance-based stock option plans, the number of contingently issuable common shares included in the calculation is based on the number of shares, if any, that would be issuable if the end of the reporting period were the end of the performance period and the effect is dilutive. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended March 31, 2011 was 876,467,000 (2010 — 914,112,000).

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2011
(in millions of US dollars except share and per-share amounts)
(unaudited)
6.  Transition to IFRS
The company adopted IFRS on January 1, 2011 with effect from January 1, 2010. The company’s financial statements for the year ending December 31, 2011 will be the first annual consolidated financial statements that comply with IFRS and these unaudited interim condensed consolidated financial statements were prepared as described in Note 1.
Reconciliations from Canadian GAAP to IFRS
Reconciliation of Net Income

	Year to Date Period Ended
	December 31,	March 31,
	2010	2010

Net Income — Canadian GAAP	$1,806	$449
IFRS adjustments to net income:
Policy choices
Employee benefits — Actuarial gains and losses	26	6
Other
Provisions — Changes in asset retirement obligations	(13)	(1)
Property, plant and equipment	34	—
Borrowing costs	(11)	(2)
Employee benefits — Past service costs	(2)	—
Impairment of assets	(3)	1
Constructive obligations	(3)	—
Share-based payments	(2)	(15)
Manufacturing cost variance at interim periods	—	9
Income taxes — Tax effect of above differences	(10)	—
Income tax-related differences	(47)	(3)

Net Income — IFRS	$1,775	$444

Reconciliation of Shareholders’ Equity

	December 31,	March 31,
	2010	2010

Shareholders’ Equity — Canadian GAAP	$6,804	$6,952
IFRS adjustments to shareholders’ equity:
Policy choices
Employee benefits — Actuarial gains and losses	(375)	(358)
Other
Provisions — Changes in asset retirement obligations	(79)	(67)
Property, plant and equipment	52	18
Investments (Equity investee adoption of IFRS earlier than PotashCorp)	(45)	(45)
Borrowing costs	(25)	(16)
Employee benefits — Past service costs and Canadian GAAP transition amounts	10	12
Impairment of assets	5	9
Constructive obligations	(5)	(2)
Share-based payments	1	1
Manufacturing cost variance at interim periods	—	9
Income taxes — Tax effect of above differences	154	152
Income tax-related differences	188	178

Shareholders’ Equity — IFRS	$6,685	$6,843

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2011
(in millions of US dollars except share and per-share amounts)
(unaudited)
Adjusted Financial Statements
The following tables show the unaudited adjustments to the company’s consolidated statements of financial position and consolidated statements of income.
Adjustments to Consolidated Statement of Financial Position — as at December 31, 2010

		IFRS	IFRS
	Canadian	Adjust-	Reclass-
Canadian GAAP Accounts	GAAP	ments	ifications	IFRS	IFRS Accounts

Assets					Assets
Current assets					Current assets
Cash and cash equivalents	$412	$—	$—	$412	Cash and cash equivalents
Receivables	1,044	15	—	1,059	Receivables
Inventories	570	—	—	570	Inventories
Prepaid expenses and other current assets	114	(60)	—	54	Prepaid expenses and other current assets

	2,140	(45)	—	2,095
					Non-current assets
Property, plant and equipment	8,063	78	—	8,141	Property, plant and equipment
Investments	4,938	(45)	(4,893)	—
	—	—	1,051	1,051	Investments in equity-accounted investees
	—	—	3,842	3,842	Available-for-sale investments
Other assets	363	(60)	—	303	Other assets
Intangible assets	18	—	97	115	Intangible assets
Goodwill	97	—	(97)	—

	$15,619	$(72)	$—	$15,547	Total Assets

Liabilities					Liabilities
Current liabilities					Current liabilities
Short-term debt and current portion of long-term debt	$1,871	$—	$—	$1,871	Short-term debt and current portion of long-term debt
Payables and accrued charges	1,246	(48)	—	1,198	Payables and accrued charges
Current portion of derivative instrument liabilities	75	—	—	75	Current portion of derivative instrument liabilities

	3,192	(48)	—	3,144
					Non-current liabilities
Long-term debt	3,707	—	—	3,707	Long-term debt
Derivative instrument liabilities	204	—	—	204	Derivative instrument liabilities
Future income tax liabilities	1,078	(341)	—	737	Deferred income tax liabilities
Accrued pension and other post-retirement benefits	299	169	—	468	Accrued pension and other post-retirement benefits
Accrued environmental costs and asset retirement obligations	330	125	—	455	Asset retirement obligations and accrued environmental costs
Other non-current liabilities and deferred credits	5	142	—	147	Other non-current liabilities and deferred credits

	8,815	47	—	8,862	Total Liabilities

Shareholders’ Equity					Shareholders' Equity
Share capital	1,431	—	—	1,431	Share capital
Contributed surplus	160	148	—	308	Contributed surplus
Accumulated other comprehensive income	2,244	150	—	2,394	Accumulated other comprehensive income
Retained earnings	2,969	(417)	—	2,552	Retained earnings

	6,804	(119)	—	6,685	Total Shareholders' Equity

	$15,619	$(72)	$—	$15,547	Total Liabilities and Shareholders' Equity

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2011
(in millions of US dollars except share and per-share amounts)
(unaudited)
Adjustments to Consolidated Statement of Income — Year Ended December 31, 2010

		IFRS	IFRS
	Canadian	Adjust-	Reclass-
Canadian GAAP Accounts	GAAP	ments	ifications	IFRS	IFRS Accounts

Sales	$6,539	$—	$—	$6,539	Sales
Freight	(336)	—	(152)	(488)	Freight, transportation and distribution
Transportation and distribution	(152)	—	152	—
Cost of goods sold	(3,426)	65	—	(3,361)	Cost of goods sold

Gross Margin	2,625	65	—	2,690	Gross Margin
Selling and administrative	(228)	—	—	(228)	Selling and administrative
Provincial mining and other taxes	(77)	—	—	(77)	Provincial mining and other taxes
Foreign exchange loss	(17)	—	—	(17)	Foreign exchange loss
	—	—	174	174	Share of earnings of equity-accounted investees
	—	—	163	163	Dividend income
Other income	245	(16)	(211)	18	Other income
	—	—	(126)	(126)	Other expenses

Operating Income	2,548	49	—	2,597	Operating Income
Interest Expense	(99)	(42)	—	(141)	Finance Costs

Income Before Income Taxes	2,449	7	—	2,456	Income Before Income Taxes
Income Taxes	(643)	(38)	—	(681)	Income Taxes

Net Income	$1,806	$(31)	$—	$1,775	Net Income

Net Income per Share					Net Income per Share
Basic	$2.04	$(0.04)	$—	$2.00	Basic
Diluted	$1.98	$(0.03)	$—	$1.95	Diluted

Dividends per Share	$0.13	$—	$—	$0.13	Dividends per Share

Adjusted Quarterly Statements of Income
The following table shows the company’s unaudited consolidated statements of income on a quarterly basis:

					Twelve
	Three Months Ended				Months Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2010	2010	2010	2010	2010

Sales	$1,714	$1,437	$1,575	$1,813	$6,539
Freight, transportation and distribution	(155)	(99)	(119)	(115)	(488)
Cost of goods sold	(830)	(753)	(906)	(872)	(3,361)

Gross Margin	729	585	550	826	2,690
Selling and administrative	(60)	(33)	(71)	(64)	(228)
Provincial mining and other taxes	(23)	(17)	(16)	(21)	(77)
Foreign exchange (loss) gain	(8)	(1)	2	(10)	(17)
Share of earnings of equity-accounted investees	26	45	51	52	174
Dividend income	—	114	25	24	163
Other income	7	5	1	5	18
Other expenses	(5)	(19)	(25)	(77)	(126)

Operating Income	666	679	517	735	2,597
Finance Costs	(31)	(40)	(28)	(42)	(141)

Income Before Income Taxes	635	639	489	693	2,456
Income Taxes	(191)	(159)	(146)	(185)	(681)

Net Income	$444	$480	$343	$508	$1,775

Net Income per Share
Basic	$0.50	$0.54	$0.39	$0.58	$2.00
Diluted	$0.49	$0.53	$0.38	$0.56	$1.95

Dividends per Share	$0.03	$0.03	$0.03	$0.03	$0.13

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2011	2010

Potash Operating Data
Production (KCl Tonnes — thousands)	2,592	1,955
Shutdown weeks (1)	—	13.4
Sales (tonnes — thousands)
Manufactured Product
North America	1,092	1,266
Offshore	1,696	1,198

Manufactured Product	2,788	2,464

Potash Net Sales
(US $ millions)
Sales	$1,109	$892
Freight, transportation and distribution	(83)	(96)

Net Sales	$1,026	$796

Manufactured Product
North America	$466	$450
Offshore	555	342
Other miscellaneous and purchased product	5	4

Net Sales	$1,026	$796

Potash Average Price per MT
North America	$427	$355
Offshore	$327	$285

Manufactured Product	$366	$321

(1)	Excludes planned routine annual maintenance shutdowns.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2011	2010

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	532	448
P2O5 Operating Rate	90%	76%
Sales (tonnes — thousands)
Manufactured Product
Fertilizer — Liquid phosphates	349	248
Fertilizer — Solid phosphates	255	293
Feed	135	167
Industrial	154	152

Manufactured Product	893	860

Phosphate Net Sales
(US $millions)
Sales	$549	$401
Freight, transportation and distribution	(43)	(35)

Net Sales	$506	$366

Manufactured Product
Fertilizer — Liquid phosphates	$170	$81
Fertilizer — Solid phosphates	157	126
Feed	71	71
Industrial	101	82
Other miscellaneous and purchased product	7	6

Net Sales	$506	$366

Phosphate Average Price per MT
Fertilizer — Liquid phosphates	$488	$328
Fertilizer — Solid phosphates	$616	$428
Feed	$525	$426
Industrial	$654	$540

Manufactured Product	$559	$419

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2011	2010

Nitrogen Operating Data
Production (N Tonnes — thousands)	686	738
Average Natural Gas Production Cost per MMBtu	$5.84	$4.92
Sales (tonnes — thousands)
Manufactured Product
Ammonia	514	430
Urea	331	344
Nitrogen solutions/Nitric acid/Ammonium nitrate	495	548

Manufactured Product	1,340	1,322

Fertilizer sales tonnes	388	498
Industrial/Feed sales tonnes	952	824

Manufactured Product	1,340	1,322

Nitrogen Net Sales
(US $ millions)
Sales	$546	$421
Freight, transportation and distribution	(23)	(24)

Net Sales	$523	$397

Manufactured Product
Ammonia	$244	$147
Urea	138	121
Nitrogen solutions/Nitric acid/Ammonium nitrate	112	99
Other miscellaneous and purchased product	29	30

Net Sales	$523	$397

Fertilizer net sales	$144	$129
Industrial/Feed net sales	350	238
Other miscellaneous and purchased product	29	30

Net Sales	$523	$397

Nitrogen Average Price per MT
Ammonia	$474	$343
Urea	$416	$351
Nitrogen solutions/Nitric acid/Ammonium nitrate	$226	$180

Manufactured Product	$368	$278

Fertilizer average price per MT	$371	$259
Industrial/Feed average price per MT	$367	$289

Manufactured Product	$368	$278

Exchange Rate (Cdn$/US$)

	2011	2010

December 31		0.9946
March 31	0.9718	1.0156
First-quarter average conversion rate	0.9964	1.0514

Potash Corporation of Saskatchewan Inc.
Selected Non-IFRS Financial Measures and Reconciliations
(in millions of US dollars except percentage amounts)
(unaudited)
The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either IFRS or United States Generally Accepted Accounting Principles. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.
A.  EBITDA AND EBITDA MARGIN
Set forth below is a reconciliation of “EBITDA” to net income and “EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended
	March 31
	2011	2010

Net income	$732	$444
Finance costs	50	31
Income taxes	243	191
Depreciation and amortization	124	110

EBITDA	$1,149	$776

EBITDA is calculated as earnings before finance costs, income taxes and depreciation and amortization. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended
	March 31
	2011	2010

Sales	$2,204	$1,714
Freight, transportation and distribution	(149)	(155)

Net sales	$2,055	$1,559

Net income as a percentage of sales	33%	26%
EBITDA margin	56%	50%
EBITDA margin is calculated as EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing the company’s operations (excluding the impact of long-term investment decisions) to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using EBITDA as compared to net income, EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales. Management evaluates these expenses individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.
Selected Non-IFRS Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B.  CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended
	March 31
	2011	2010

Cash flow prior to working capital changes	$899	$633

Changes in non-cash operating working capital
Receivables	(213)	94
Inventories	(27)	42
Prepaid expenses and other current assets	—	6
Payables and accrued charges	31	36

Changes in non-cash operating working capital	(209)	178

Cash provided by operating activities	$690	$811
Additions to property, plant and equipment	(441)	(457)
Other assets and intangible assets	—	(34)
Changes in non-cash operating working capital	209	(178)

Free cash flow	$458	$142

The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.
The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.